Exhibit 5.1

June 12, 2025

Oxford Industries, Inc.
999 Peachtree Street NE, Suite 688
Atlanta, Georgia 30309

Re: Oxford Industries, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President, General Counsel, Treasurer & Secretary of Oxford Industries, Inc., a Georgia corporation (the “Company”). In my capacity as General Counsel of the Company, I have acted as counsel for the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission relating to an additional 500,000 shares (the “Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of the Company for issuance under the Company’s Amended and Restated Long-Term Stock Incentive Plan (as amended and restated as of the date hereof, the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, I have examined and relied on such documents, records, agreements and certificates as I have deemed necessary to form the basis for the opinion hereinafter expressed. In such examinations, I have assumed the genuineness of signatures on all documents submitted to me as originals, the conformity to original documents of all copies submitted to me as certified, conformed or photographic copies, and the legal capacity of all natural persons. For purposes of this opinion, I have assumed that the Shares that may be issued pursuant to the Plan will continue to be duly authorized on the dates of such issuance.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that when issued and delivered in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention, or changes in law that occur, that could affect the opinion contained herein. This opinion is provide for use solely in connection with the filing of the Registration Statement and may not be furnished to or relied upon by any person or entity for any other purpose without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SURAJ A. PALAKSHAPPA
Suraj A. Palakshappa
Senior Vice President, General Counsel, Treasurer & Secretary